Exhibit 10.27

GIGAMON LLC

OPTION REMEDIATION AGREEMENT

This Agreement is entered to as of the last date signed below between Gigamon LLC (“Gigamon”) and Mike Hoffman (“Optionee”).

Background

As the parties have discussed, Optionee holds certain options to purchase units of Gigamon Systems LLC. The options were granted with a per share exercise price that is likely below the fair market value of the underlying units at the time of grant and therefore are subject to regulation by Internal Revenue Code Section 409A. The options were modified in December 2009 in a manner that purported to make them comply with Section 409A, but the modification was likely ineffective for technical reasons.

Because the adverse consequences of these actions are not the fault of Optionee and because Gigamon is interested in ensuring that the incentive and compensation value of original options is maintained, Gigamon and Optionee have agreed to the course of action laid out in the following section.

Actions

1.	Optionee agrees to exercise his stock options as of the date of this Agreement.

2.	Optionee agrees to have 740,916 units necessary to satisfy all purchase price and required income and employment tax withholding obligation withheld from the units due upon exercise.

3.	Gigamon will deliver the resulting net units (1,259,084 units of Gigamon Systems LLC) to Optionee.

4.	Gigamon will grant an option to purchase 145,871 units in Gigamon (not in Gigamon Systems LLC).

5.	Gigamon will grant a restricted unit to be settled in 5,040 units of Gigamon. This number of units is structured to make Optionee whole for any losses.

6.	Gigamon will approach the Internal Revenue Service and California Franchise Tax Board to settle all potential penalties and interest associated with the failure to pay income taxes and Section 409A taxes as due.

7.	Gigamon will pay any applicable penalties and interest associated with this correction, including any substantial understatement penalties associated with the failure to pay income taxes and Section 409A taxes as due.

8.	Gigamon will pay all reasonable professional fees involved in the implementation of this corrective action, including for any necessary amendments of income tax returns.

Additional Agreements

1.	Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Optionee expressly warrants that he is not entering into this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

2.	Governing Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

3.	Release of Claims. Optionee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Optionee with respect to his Gigamon Systems LLC options by Gigamon and its related entities. Optionee, on his own behalf, and on behalf of his respective heirs, family members, executors, and assigns, hereby fully and forever releases the Gigamon and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Optionee may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement. Optionee expressly waives any rights or benefits under California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or claims that cannot be released as a matter of law.

4.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

a)	They have read this Agreement;

b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel acceptable to them with fees paid by Gigamon;

c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Gigamon LLC

Dated:	8/16/2012	By:	/s/ Paul Shinn
Paul Shinn
General Counsel

Optionee, an individual

Dated:	8/17/2012	/s/ Mike Hoffman
Mike Hoffman